Exhibit 4.1

FORM OF

DEPOSIT AGREEMENT

THIS DEPOSIT AGREEMENT, dated as of January 30, 2007, is entered into by and among WEINGARTEN REALTY INVESTORS, a Texas real estate investment trust (the “Company”), Mellon Investor Services LLC (“MIS”), as Depositary, and all holders from time to time of Receipts (as hereinafter defined) issued hereunder.

WITNESSETH:

WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement for the deposit of the Company’s Preferred Shares (as hereinafter defined) with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of the Receipts evidencing Depositary Shares representing a fractional interest in the Preferred Shares deposited; and

WHEREAS, the Receipts are to be substantially in the form of Exhibit B annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement;

NOW, THEREFORE, in consideration of the premises contained herein, it is agreed by and among the parties hereto as follows:

ARTICLE I

DEFINITIONS

The following definitions shall apply to the respective terms (in the singular and plural forms of such terms) used in this Deposit Agreement and the Receipts:

SECTION 1.01. “Amendment to the Declaration” shall mean the Statement of Designation to the Declaration of Trust of the Company, as amended from time to time, establishing the 6.50% Series F Cumulative Redeemable Preferred Shares of the Company.

SECTION 1.02. “Common Shares” shall mean the Company’s Common Shares, $0.03 par value per share.

SECTION 1.03. “Company” shall mean Weingarten Realty Investors, a Texas real estate investment trust, and its successors.

SECTION 1.04. “Declaration of Trust” shall mean the Restated Declaration of Trust, as amended from time to time, of the Company.

SECTION 1.05. “Deposit Agreement” shall mean this agreement, as the same may be amended, modified or supplemented from time to time.

SECTION 1.06. “Depositary” shall mean Mellon Investor Services LLC (“MIS”) having its principal office in the United States.

SECTION 1.07. “Depositary Share” shall mean a fractional interest of 1/100 of a Preferred Share deposited with the Depositary hereunder and the same proportionate interest in any and all other property received by the Depositary in respect of such Preferred Share and held under this Deposit Agreement, all as evidenced by the Receipts issued hereunder. Subject to the terms of this Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Preferred Share represented by such Depositary Share, including the dividend, voting, redemption, conversion and liquidation rights contained in the Statement of Designation to the Declaration of Trust.

SECTION 1.08. “Depositary’s Agent” shall mean an agent appointed by the Depositary as provided, and for the purposes specified, in Section 7.05.

SECTION 1.09. “Office” shall mean the office of the Depositary at which at any particular time its business in respect of matters governed by this Deposit Agreement shall be administered, which at the date of this Deposit Agreement is located at Newport Office Center VII, 480 Washington Boulevard, Jersey City, NJ 07310.

SECTION 1.10. “Preferred Shares” shall mean the Company’s 6.50% Series F Cumulative Redeemable Preferred Shares, $0.03 par value per share, heretofore validly issued, fully paid and nonassessable, and as more fully described in Exhibit A hereto.

SECTION 1.11. “Receipt” shall mean a Depositary Receipt issued hereunder to evidence one or more Depositary Shares, whether in definitive or temporary form, substantially in the form set forth as Exhibit B hereto, and as more fully described in Exhibit A hereto.

SECTION 1.12. “record date” shall mean the date fixed pursuant to Section 4.04.

SECTION 1.13. “record holder” or “holder” as applied to a Receipt shall mean the person in whose name a Receipt is registered on the books maintained by the Depositary for such purpose.

SECTION 1.14. “Registrar” shall mean MIS.

SECTION 1.15. “Securities Act” shall mean the Securities Act of 1933, as amended.

SECTION 1.16. “Transfer Agent” shall mean MIS, who has been appointed to transfer the Receipts or the deposited Preferred Shares, as the case may be, as herein provided.

ARTICLE II

FORM OF RECEIPTS; DEPOSIT OF PREFERRED SHARES; EXECUTION AND

DELIVERY, TRANSFER, SURRENDER AND REDEMPTION OF RECEIPTS

SECTION 2.01. Form and Transferability of Receipts. (a) Definitive Receipts shall be engraved or printed or lithographed with steel-engraved borders and underlying tint and shall be substantially in the form set forth in Exhibit B annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided. Pending the preparation of definitive Receipts, the Depositary, upon the written order of the Company, delivered in compliance with Section 2.02, shall execute and deliver temporary Receipts which may be printed, lithographed, typewritten, mimeographed or otherwise substantially of the tenor of the definitive Receipts in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the persons executing such Receipts may determine, as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Company will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at the Office or such other offices, if any, as the Depositary may designate, without charge to the holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary shall execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Company’s expense and without any charge therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Deposit Agreement, and with respect to the Preferred Shares deposited, as definitive Receipts.

(b) Receipts shall be executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary, provided that if a Registrar (other than the Depositary) shall have been appointed then such Receipts shall also be countersigned by manual or facsimile signature of a duly authorized signatory of the Registrar. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed as provided in the preceding sentence. The Depositary shall record on its books each Receipt executed as provided above and delivered as hereinafter provided. The Company hereby appoints the Depositary to act as the depositary for the Company in accordance with the terms and conditions hereof, and the Depositary hereby accepts such appointment.

(c) Except as the Depositary may otherwise determine, Receipts shall be in denominations of any number of whole Depositary Shares. All Receipts shall be dated the date of their issuance.

(d) Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement as may be required by the Depositary or required to comply with any applicable law or regulation or with the rules and regulations of any securities exchange upon which the Preferred Shares, the Depositary Shares or the Receipts may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject.

(e) Title to any Receipt (and the beneficial ownership of the Depositary Shares evidenced by such Receipt) that is properly endorsed or accompanied by a properly executed instrument of transfer or endorsement shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until a Receipt shall be transferred on the books of the Depositary as provided in Section 2.04, the Depositary may, notwithstanding any notice to the contrary, treat the record holder thereof at such time as the absolute owner thereof for all purposes, including without limitation, for the purpose of determining the person entitled to (i) distribution of dividends or other distributions, (ii) the exercise of any redemption or voting rights or (iii) any notice provided for in this Deposit Agreement and for all other purposes.

SECTION 2.02. Deposit of Preferred Shares; Execution and Delivery of Receipts in Respect Thereof. (a) Concurrently with the execution of this Deposit Agreement, the Company is delivering to the Depositary a certificate or certificates, registered in the name of the Depositary and evidencing 80,000 Preferred Shares, properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with (i) all such certifications and other documents as may be required by the Depositary in accordance with the provisions of this Deposit Agreement and (ii) a written order of the Company directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts for the Depositary Shares representing such deposited Preferred Shares. The Depositary acknowledges receipt of the deposited Preferred Shares and related documentation and agrees to hold such deposited Preferred Shares in an account to be established by the Depositary at the Office or at such other office as the Depositary shall determine. The Company hereby appoints the Depositary as the Company’s Registrar and Transfer Agent for the Preferred Shares deposited hereunder, and the Depositary hereby accepts such appointment and, as such, will reflect changes in the number of deposited Preferred Shares (including any fractional shares) held by it by notation, book-entry or other appropriate method.

(b) If required by the Depositary, Preferred Shares presented for deposit by the Company at any time, whether or not the register of shareholders of the Company is closed, shall also be accompanied by an agreement or assignment, or other instrument satisfactory to the Depositary, that will provide for the prompt transfer to the Depositary or its nominee of any dividend or any right to subscribe for additional Preferred Shares or to receive other property that any person in whose name the Preferred Shares is or has been registered may thereafter receive upon or in respect of such deposited Preferred Shares, or in lieu thereof such agreement of indemnity or other agreement as shall be satisfactory to the Depositary.

(c) Upon receipt by the Depositary of a certificate or certificates for Preferred Shares deposited hereunder, together with the other documents specified above, and upon registering such Preferred Shares in the name of the Depositary, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to, or upon the order of, the person or persons in the written order delivered to the Depositary referred to in the first paragraph of this Section 2.02, a Receipt or Receipts for the number of whole Depositary Shares representing the Preferred Shares so deposited and registered in such name or as may be requested in writing by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Office, except that, at the request, risk and expense of any person requesting such delivery, such delivery may be made at such other place as may be designated in writing by such person.

(d) Other than in the case of splits, combinations or other reclassifications affecting the Preferred Shares, or in the case of dividends or other distributions of Preferred Shares, if any, there shall be deposited hereunder not more than the number of Preferred Shares as set forth in a written order delivered by the Company, as such may be amended.

(e) The Company shall deliver to the Depositary from time to time such quantities of Receipts as the Depositary may request to enable the Depositary to perform its obligations under this Deposit Agreement.

(f) The Company shall deliver to the Depositary the documentation and notifications listed in Exhibit C hereto with respect to the Preferred Shares and the Receipts according to the requirements set forth therein.

SECTION 2.03. Optional Redemption of Preferred Shares For Cash. (a) Whenever the Company shall elect to redeem deposited Preferred Shares for cash, it shall (unless otherwise agreed in writing with the Depositary) give the Depositary not less than 30 days’ prior written notice of the date of such proposed redemption and of the number of such Preferred Shares held by the Depositary to be redeemed and the applicable redemption price, including the amount, if any, of accrued and unpaid dividends to the date of such redemption. The Depositary shall mail, first-class postage prepaid, notice of the redemption of Preferred Shares and the proposed simultaneous redemption of the Depositary Shares representing the Preferred Shares to be redeemed, not less than 30 and not more than 60 days prior to the date fixed for redemption of such Preferred Shares and Depositary Shares (the “cash redemption date”), to the holders of record on the record date fixed for such redemption pursuant to Section 4.04 of the Receipts evidencing the Depositary Shares to be so redeemed, at the addresses of such holders as the same appear on the records of the Depositary; but neither failure to mail any such notice to one or more such holders nor any defect in any such notice shall affect the sufficiency of the proceedings for redemption as to other holders. The Company shall provide the Depositary with such notice, and each such notice shall state: the cash redemption date; the cash redemption price; the number of deposited Preferred Shares and Depositary Shares to be redeemed; if fewer than all the Depositary Shares held by any holder are to be redeemed, the number of such Depositary Shares held by such holder to be so redeemed; the place or places where Receipts evidencing Depositary Shares to be redeemed are to be surrendered for payment of the cash redemption price; and that from and after the cash redemption date dividends in respect of the Preferred Shares represented by the Depositary Shares to be redeemed will cease to accrue. If fewer than all the outstanding Depositary Shares are to be redeemed the Depositary Shares to be redeemed shall be selected by lot. In selecting the Depositary Shares to redeemed by lot, the Company will conduct a lottery to determine which Depositary Shares will be redeemed and will communicate the results of such lottery to the Depositary. The Company shall also cause notice of redemption to be published in a newspaper of general circulation in the City of New York at least once a week for two successive weeks commencing not less than 30 days nor more than 60 days prior to the cash redemption date.

(b) In the event that notice of redemption has been made as described in Section 2.03(a) and the Company shall then have paid in full to the Depositary the cash redemption price of the Preferred Shares deposited with the Depositary to be redeemed (including any accrued and unpaid dividends to the date of redemption), the Depositary shall redeem the number of Depositary Shares representing such Preferred Shares so called for redemption by the Company and from and after the cash redemption date (unless the Company shall have failed to redeem the Preferred Shares to be redeemed by it as set forth in the Company’s notice provided for in Section 2.03(a)), all dividends in respect of the Preferred Shares called for redemption shall cease to accrue, the Depositary Shares called for redemption shall be deemed no longer to be outstanding and all rights of the holders of Receipts evidencing such Depositary Shares (except the right to receive the cash redemption price and any money or other property to which holders of such Receipts were entitled upon such redemption) shall, to the extent of such Depositary Shares, cease and terminate. Upon surrender in accordance with said notice of the Receipts evidencing such Depositary Shares (properly endorsed or assigned for transfer, if the Depositary shall so require), such Depositary Shares shall be redeemed at a cash redemption price of $25.00 per Depositary Share plus any other money and other property payable in respect of such Preferred Shares.

(c) If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the holder of such Receipt upon its surrender to the Depositary, together with payment of the cash redemption price for and all other amounts payable in respect of the Depositary Shares called for redemption, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption.

SECTION 2.04. Registration of Transfers of Receipts. The Company hereby appoints the Depositary as the Company’s Registrar and Transfer Agent for the Receipts, and the Depositary hereby accepts such appointment and, as such, shall register on its books from time to time transfers of Receipts upon any surrender thereof by the holder in person or by a duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer or endorsement, together with evidence of the payment of any transfer taxes as may be required by law. Upon such surrender, the Depositary shall execute a new Receipt or Receipts and deliver the same to or upon the order of the person entitled thereto evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.

SECTION 2.05. Combinations and Split-Ups of Receipts. Upon surrender of a Receipt or Receipts at the Office or such other office as the Depositary may designate for the purpose of effecting a split-up or combination of Receipts, subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute and deliver a new Receipt or Receipts in the authorized denominations requested evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.

SECTION 2.06. Surrender of Receipts and Withdrawal of Preferred Shares. (a) Any holder of a Receipt or Receipts may withdraw any or all of the deposited Preferred Shares represented by the Depositary Shares evidenced by such Receipt or Receipts and all money and other property, if any, represented by such Depositary Shares by surrendering such Receipt or Receipts at the Office or at such other office as the Depositary may designate for such withdrawals, provided that a holder of a Receipt or Receipts may not withdraw such Preferred Shares (or money and other property, if any, represented thereby) which have previously been called for redemption. After such surrender, without unreasonable delay, the Depositary shall deliver to such holder, or to the person or persons designated by such holder as hereinafter provided, the number of whole or fractional Preferred Shares and all such money and other property, if any, represented by the Depositary Shares evidenced by the Receipt or Receipts so surrendered for withdrawal, but holders of such whole or fractional Preferred Shares will not thereafter be entitled to deposit such Preferred Shares hereunder or to receive Depositary Shares therefor. If the Receipt or Receipts delivered by the holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole or fractional shares of deposited Preferred Shares to be withdrawn, the Depositary shall at the same time, in addition to such number of whole or fractional Preferred Shares and such money and other property, if any, to be withdrawn, deliver to such holder, or (subject to Section 2.04) upon his order, a new Receipt or Receipts evidencing such excess number of Depositary Shares. Delivery of such Preferred Shares and such money and other property being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer.

(b) If the deposited Preferred Shares and the money and other property being withdrawn are to be delivered to a person or persons other than the record holder of the Receipt or Receipts being surrendered for withdrawal of Preferred Shares, such holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such holder for withdrawal of such Preferred Shares be properly endorsed in blank or accompanied by a properly executed instrument of transfer or endorsement in blank.

(c) The Depositary shall deliver the deposited Preferred Shares and the money and other property, if any, represented by the Depositary Shares evidenced by Receipts surrendered for withdrawal at the Office, except that, at the request, risk and expense of the holder surrendering such Receipt or Receipts and for the account of the holder thereof, such delivery may be made at such other place as may be designated by such holder.

SECTION 2.07. Limitations on Execution and Delivery, Transfer, Split-Up, Combination, Surrender and Exchange of Receipts. (a) As a condition precedent to the execution and delivery, transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Company may require any or all of the following: (i) payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Company shall have made such payment, the reimbursement to it) of any tax or other governmental charge with respect thereto (including any such tax or charge with respect to the Preferred Shares being deposited or withdrawn); (ii) the production of proof satisfactory to it as to the identity and genuineness of any signature (or the authority of any signature); and (iii) compliance with such regulations, if any, as the Depositary or the Company may establish consistent with the provisions of this Deposit Agreement as may be required by any securities exchange upon which the deposited Preferred Shares, the Depositary Shares or the Receipts may be included for quotation or listed.

(b) The deposit of Preferred Shares may be refused, the delivery of Receipts against Preferred Shares may be suspended, the transfer of Receipts may be refused, and the transfer, split-up, combination, surrender, exchange or redemption of outstanding Receipts may be suspended (i) during any period when the register of shareholders of the Company is closed or (ii) if any such action is deemed reasonably necessary or advisable by the Depositary, any of the Depositary’s Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of this Deposit Agreement.

SECTION 2.08. Lost Receipts, etc. In case any Receipt or Preferred Shares shall be mutilated or destroyed or lost or stolen, the Depositary in its discretion may execute and deliver a Receipt or Preferred Share of like form and tenor in exchange and substitution for such mutilated Receipt or in lieu of and in substitution for such destroyed, lost or stolen Receipt or

Preferred Share, provided that the holder thereof provides the Depositary with (i) evidence reasonably satisfactory to the Depositary of such destruction, loss or theft of such Receipt or Preferred Share, of the authenticity thereof and of his ownership thereof, (ii) a bond of indemnity in form and substance satisfactory to MIS and (iii) payment of all applicable fees. Such holders may obtain such a bond of indemnity from a surety company of the holder’s choice, provided the surety company satisfies MIS’s minimum requirements.

SECTION 2.09. Cancellation and Destruction of Surrendered Receipts. All Receipts surrendered to the Depositary or any Depositary’s Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized to destroy such Receipts so cancelled.

ARTICLE III

CERTAIN OBLIGATIONS OF HOLDERS OF RECEIPTS AND THE COMPANY

SECTION 3.01. Filing Proofs, Certificates and Other Information. Any person presenting Preferred Shares for deposit or any holder of a Receipt may be required from time to time to file such proof of residence or other information, to execute such certificates and to make such representations and warranties as the Depositary or the Company may reasonably deem necessary or proper. The Depositary or the Company may withhold or delay the delivery of any Receipt, the transfer, redemption or exchange of any Receipt, the withdrawal of the deposited Preferred Shares represented by the Depositary Shares evidenced by any Receipt, the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof, until such proof or other information is filed, such certificates are executed or such representations and warranties are made.

SECTION 3.02. Payment of Fees and Expenses. Holders of Receipts shall be obligated to make payments to the Depositary of certain fees and expenses, as provided in Sections 2.08 and 5.07, or provide evidence reasonably satisfactory to the Depositary that such fees and expenses have been paid. Until such payment is made, transfer of any Receipt or any withdrawal of the Preferred Shares or money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused, any dividend or other distribution may be withheld, and any part or all of the Preferred Shares or other property represented by the Depositary Shares evidenced by such Receipt may be sold for the account of the holder thereof (after attempting by reasonable means to notify such holder a reasonable number of days prior to such sale). Any dividend or other distribution so withheld and the proceeds of any such sale may be applied to any payment of such fees or expenses, the holder of such Receipt remaining liable for any deficiency.

SECTION 3.03. Representations and Warranties as to Preferred Shares. In the case of the initial deposit of the Preferred Shares hereunder, the Company and, in the case of subsequent deposits thereof, each person so depositing Preferred Shares under this Deposit Agreement shall be deemed thereby to represent and warrant that such Preferred Shares and each certificate therefor are valid and that the person making such deposit is duly authorized to do so. The Company hereby further represents and warrants that: (a) such Preferred Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable; and (b) such Preferred Shares, when issued, will be duly registered under the Securities Act or will be exempt from such registration and will be duly registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or will be exempt from such registration. Such representations and warranties shall survive the deposit of the Preferred Shares and the issuance of Receipts.

SECTION 3.04. Representation and Warranties as to Receipts and Depositary Shares. The Company hereby represents and warrants that the Receipts, when issued, will evidence legal and valid interests in the Depositary Shares and each Depositary Share will represent a legal and valid 1/100 fractional interest in a deposited Preferred Share. The Company hereby further represents and warrants that: (a) such Depositary Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable; and (b) such Depositary Shares, when issued, will be duly registered under the Securities Act or will be exempt from such registration and will be duly registered under the Exchange Act or will be exempt from such registration. Such representation and warranty shall survive the deposit of the Preferred Shares and the issuance of Receipts evidencing the Depositary Shares.

SECTION 3.05. Other Representations and Warranties of the Company. The Company hereby represents and warrants that the execution and delivery of this Deposit Agreement, and the issuance and any subsequent transfer of the Preferred Shares or Receipts in accordance with this Deposit Agreement, do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the charter or the by-laws of the Company, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which the Company is a party or by which it is bound. This Deposit Agreement is enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally.

SECTION 3.06. Representations and Warranties of MIS. MIS hereby represents and warrants that: (a) MIS is, and for the term of this Deposit Agreement shall remain, duly registered as a transfer agent under the Exchange Act; (b) MIS shall comply with its obligations as a transfer agent under the Exchange Act and the rules and regulations thereunder; and (c) assuming the accuracy of the Company’s representations and warranties, the execution and delivery of this Deposit Agreement, and the performance by MIS of its obligations in accordance with this Deposit Agreement, do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the organizational documents of MIS, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which MIS is a party or by which it is bound. This Deposit Agreement is enforceable against MIS in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally.

ARTICLE IV

THE PREFERRED SHARES; NOTICES

SECTION 4.01. Cash Distributions. Whenever the Depositary shall receive any cash dividend or other cash distribution on the deposited Preferred Shares, including any cash received upon redemption of any Preferred Shares pursuant to Section 2.03, the Depositary shall, subject to Section 3.02, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that in case the Company or the Depositary shall be required to and shall withhold from any cash dividend or other cash distribution in respect of the Preferred Shares represented by the Receipts held by any holder an amount on account of taxes, the amount made available for distribution or distributed in respect of Depositary Shares represented by such Receipts subject to such withholding shall be reduced accordingly. The Depositary shall distribute or make available for distribution, as the case may be, such amount as can be distributed without attributing to any holder of Receipts a fraction of one cent, and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and be treated as part of the next sum received by the Depositary for distribution to record holders of Receipts then outstanding.

SECTION 4.02. Distributions Other Than Cash. Whenever the Depositary shall receive any distribution other than cash on the deposited Preferred Shares, the Depositary shall, subject to Section 3.02, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders, in any manner that the Depositary and the Company may deem equitable and practicable for accomplishing such distribution. If, in the opinion of the Depositary after consultation with the Company, such distribution cannot be made proportionately among such record holders, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes), the Depositary deems, after consultation with the Company, such distribution not to be feasible, the Depositary may, with the written approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Section 3.02, be distributed or made available for distribution, as the case may be, by the Depositary to record holders of Receipts as provided by Section 4.01 in the case of a distribution received in cash. The Company shall not make any distribution of such securities or property to the holders of Receipts unless the Company shall have provided to the Depositary an opinion of counsel stating that the distribution of such securities or property has been registered under the Securities Act or that registration is not required. The Company shall advise the Depositary of the nature of any property, and if the Depositary in its reasonable judgment determines that it may incur liability by reason of being deemed an owner thereof, the Depositary shall have the right to refuse such property, but the Depositary shall assist the Company in determining an appropriate means of distributing such property.

SECTION 4.03. Subscription Rights, Preferences or Privileges. (a) If the Company shall at any time offer or cause to be offered to the persons in whose names deposited Preferred Shares are registered on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary to the record holders of Receipts in such manner as the Company shall instruct (including by the issue to such record holders of warrants representing such rights, preferences or privileges); provided, however, that (a) if at the time of issue or offer of any such rights, preferences or privileges the Company determines upon advice of its legal counsel that it is not lawful or feasible to make such rights, preferences or privileges available to the holders of Receipts (by the issue of warrants or otherwise) or (b) if and to the extent instructed by holders of Receipts who do not desire to exercise such rights, preferences or privileges, the Depositary shall then, if so instructed by the Company, and if applicable laws or the terms of such rights, preferences or privileges so permit, sell such rights, preferences or privileges of such holders at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Section 3.01 and Section 3.02, be distributed by the Depositary to the record holders of Receipts entitled thereto as provided by Section 4.01 in the case of a distribution received in cash. The Company shall not make any distribution of such rights, preferences or privileges, unless the Company shall have provided to the Depositary an opinion of counsel stating that the distribution of such rights, preferences or privileges has been registered under the Securities Act or that registration is not required.

(b) If registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, the Company agrees that it will promptly file a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its reasonable best efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such a registration statement shall have become effective or unless the offering and sale of such securities to such holders are exempt from registration under the provisions of the Securities Act and the Company shall have provided to the Depositary an opinion of counsel to such effect.

(c) If any other action under the law of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to holders of Receipts, the Company agrees to use its reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges.

SECTION 4.04. Notice of Dividends; Fixing of Record Date for Holders of Receipts. Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall at any time be offered, with respect to the deposited Preferred Shares, or whenever the Depositary shall receive written notice of (i) any meeting at which holders of such Preferred Shares are entitled to vote or of which holders of such Preferred Shares are entitled to notice or (ii) any election on the part of the Company to redeem any such Preferred Shares, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to the Preferred Shares) for the determination of the holders of Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or the determination of which Depositary Shares are to be so redeemed.

SECTION 4.05. Voting Rights. Upon receipt of written notice of any meeting at which the holders of deposited Preferred Shares are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail to the record holders of Receipts a notice, which shall be provided by the Company and which shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that the holders of Receipts at the close of business on a specified record date fixed pursuant to Section 4.04 will be entitled, subject to any applicable provision of law, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by their respective Depositary Shares and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of a Receipt on such record date, the Depositary shall vote or cause to be voted the amount of Preferred Shares represented by the Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request. To the extent any such instructions request the voting of a fractional interest of a share of deposited Preferred Shares, the Depositary shall aggregate such interest with all other fractional interests resulting from requests with the same voting instructions and shall vote the number of whole votes resulting from such aggregation in accordance with the instructions received in such requests. Each Preferred Share is entitled to one vote on all matters as to which the Preferred Shares vote and, accordingly, each Depositary Share is entitled to 1/100 of a vote on such matters. The Company hereby agrees to take all reasonable action that may be deemed necessary by the Depositary in order to enable the Depositary to vote such Preferred Shares or cause such Preferred Shares to be voted. In the absence of specific instructions from the holder of a Receipt, the Depositary will abstain from voting to the extent of the Preferred Shares represented by the Depositary Shares evidenced by such Receipt. The Depositary shall not be required to exercise discretion in voting any Preferred Shares represented by the Depositary Shares evidenced by such Receipt.

SECTION 4.06. Changes Affecting Preferred Shares and Reclassifications, Recapitalizations, etc. Upon any change in par or stated value, split-up, combination or any other reclassification of Preferred Shares, or upon any recapitalization, reorganization, merger or consolidation affecting the Company or to which it is a party or sale of all or substantially all of the Company’s assets, the Depositary shall, upon the written instructions of the Company, (i) make such adjustments in (a) the fraction of an interest represented by one Depositary Share in one Preferred Share and (b) the ratio of the redemption price per Depositary Share to the redemption price of a Preferred Share, in each case to fully reflect the effects of such change in par or stated value, split-up, combination or other reclassification, or of such recapitalization, reorganization, merger, consolidation or sale and (ii) treat any shares or other securities or property (including cash) that shall be received by the Depositary in exchange for or upon conversion of or in respect of the Preferred Shares as new deposited property under this Deposit Agreement, and Receipts then outstanding shall thereafter represent the proportionate interests of holders thereof in the new deposited property so received in exchange for or upon conversion or in respect of such Preferred Shares. In any such case the Depositary may, in its discretion, with the written approval of the Company, execute and deliver additional Receipts, or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited property. Anything to the contrary herein notwithstanding, holders of Receipts shall have the right from and after the effective date of any such change in par or stated value, split-up, combination or other reclassification of the Preferred Shares or any such recapitalization, reorganization, merger or consolidation or sale of substantially all the assets of the Company to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Preferred Shares represented thereby only into or for, as the case may be, the kind and amount of shares and other securities and property and cash into which the deposited Preferred Shares evidenced by such Receipts might have been converted or for which such Preferred Shares might have been exchanged or surrendered immediately prior to the effective date of such transaction. The Company shall cause an effective provision to be made in the corporate charter of the resulting or surviving corporation (if other than the Company) for protection of such rights as may be applicable upon exchange of the deposited Preferred Shares for securities or property or cash of the surviving corporation in connection with the transactions set forth above. The Company shall cause any such surviving corporation (if other than the Company) expressly to assume the obligations of the Company hereunder.

SECTION 4.07. Inspection of Reports. The Depositary shall make available for inspection by holders of Receipts at the Office and at such other places as it may from time to time deem advisable during normal business hours any reports and communications received from the Company that are both received by the Depositary as the holder of deposited Preferred Shares and made generally available to the holders of the Preferred Shares. In addition, the Depositary shall transmit certain notices and reports to the holders of Receipts as provided in Section 5.05.

SECTION 4.08. Lists of Receipt Holders. Promptly upon request from time to time by the Company, the Depositary shall furnish to the Company a list, as of a recent date specified by the Company, of the names, addresses and holdings of Depositary Shares of all persons in whose names Receipts are registered on the books of the Depositary.

SECTION 4.09. Tax and Regulatory Compliance. The Depositary shall be responsible for (i) preparation and mailing of 1099 forms for all open and closed accounts, (ii) foreign tax withholding, (iii) withholding 31% (or any withholding as may be required at the then applicable rate) of dividends from holders of Receipts subject to back-up withholding, (iv) mailing W-9 forms to new holders of Receipts without a certified taxpayer identification number, (v) processing certified W-9 forms, (vi) preparation and filing of state information returns and (vii) escheatment services.

SECTION 4.10. Withholding. Notwithstanding any other provision of this Deposit Agreement, in the event that the Depositary determines that any distribution in property is subject to any tax which the Depositary is obligated by law to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the holders of Receipts entitled thereto in proportion to the number of Depositary Shares held by them, respectively.

ARTICLE V

THE DEPOSITARY AND THE COMPANY

SECTION 5.01. Maintenance of Offices, Agencies and Transfer Books by the Depositary and the Registrar. (a) The Depositary shall maintain at the Office facilities for the execution and delivery, transfer, surrender and exchange, split-up, combination and redemption of Receipts and for the deposit and withdrawal of Preferred Shares and at the offices of the Depositary’s Agents, if any, facilities for the delivery, transfer, surrender and exchange, split-up, combination and redemption of Receipts and for the deposit and withdrawal of Preferred Shares, all in accordance with the provisions of this Deposit Agreement.

(b) The Depositary shall keep books at the Office for the registration and transfer of Receipts, which books at all reasonable times shall be open for inspection by the record holders of Receipts as provided by applicable law. The Depositary may close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.

(c) If the Receipts or the Depositary Shares evidenced thereby or the Preferred Shares represented by such Depositary Shares shall be listed on the New York Stock Exchange or any other stock exchange, the Depositary may, with the written approval of the Company, appoint a Registrar (acceptable to the Company) for registration of such Receipts or Depositary Shares in accordance with the requirements of such exchange. Such Registrar (which may be the Depositary if so permitted by the requirements of such exchange) may be removed and a substitute registrar appointed by the Depositary upon the request or with the approval of the Company. If the Receipts, such Depositary Shares or such Preferred Shares are listed on one or more other stock exchanges, the Depositary will, at the request and expense of the Company, arrange such facilities for the delivery, transfer, surrender, redemption and exchange of such Receipts, such Depositary Shares or such Preferred Shares as may be required by law or applicable stock exchange regulations.

SECTION 5.02. Prevention or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Company. Neither the Depositary, any Depositary’s Agent, any Registrar nor the Company shall incur any liability to any holder of any Receipt, if by reason of any provision of any present or future law or regulation thereunder of the United States of America or of any other governmental authority or, in the case of the Company, the Depositary, the Depositary’s Agent or the Registrar, by reason of any provision, present or future, of the Declaration of Trust or the Amendment to the Declaration or, in the case of the Company, the Depositary, the Depositary’s Agent or the Registrar, by reason of any act of God or war or other circumstance beyond the control of the relevant party, the Depositary, any Depositary’s Agent, the Registrar or the Company shall be prevented or forbidden from doing or performing any act or thing that the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary’s Agent, any Registrar or the Company incur any liability to any holder of a Receipt by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of this Deposit Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement.

SECTION 5.03. Obligations of the Depositary, the Depositary’s Agents, the Registrar and the Company. (a) Neither the Depositary, any Depositary’s Agent, any Registrar nor the Company assumes any obligation or shall be subject to any liability under this Deposit Agreement or any Receipt to holders of Receipts other than from acts or omissions arising out of conduct constituting bad faith, gross negligence or willful misconduct in the performance of such duties as are specifically set forth in this Deposit Agreement. Any liability of the Depositary, any Depositary’s Agent and any Registrar shall be limited to the amount of fees paid by the Company, hereunder, and in no event shall the Depositary, any Depositary’s Agent and any Registrar be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever ( including but not limited to cost profiles) even if such entities have been advised of the likelihood of such damages and regardless of the form of action.

(b) Neither the Depositary, any Depositary’s Agent, any Registrar nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to the deposited Preferred Shares, Depositary Shares or Receipts that in its reasonable opinion may involve it in expense or liability, unless indemnity reasonably satisfactory to it against all expense and liability be furnished as often as may be required.

(c) Neither the Depositary, any Depositary’s Agent, any Registrar nor the Company shall be liable for any action, or any failure to act by it in reliance upon the written advice of legal counsel or accountants, or information provided by any person presenting Preferred Shares for deposit, any holder of a Receipt or any other person believed by it in good faith to be competent to give such information. The Depositary, any Depositary’s Agent, any Registrar and the Company may each rely and shall each be protected in acting upon any written notice, request, direction or other document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(d) In the event the Depositary shall receive conflicting claims, requests or instructions from any holders of Receipts, on the one hand, and the Company, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from the

Company and shall be entitled to the full indemnification set forth in Section 5.06 hereof in connection with any action so taken.

(e) In the event any question or dispute arises with respect to the Depositary’s duties hereunder, the Depositary shall not be required to act or be held liable or responsible for its failure or refusal to act until the question or dispute has been (i) judicially settled (and, if appropriate, the Depositary may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction that is binding on all parties interested in the matter and is no longer subject to review or appeal, or (ii) settled by a written document in form and substance satisfactory to the Depositary and executed by the Company. In addition, the Depositary may require for such purpose, but shall not be obligated to require, the execution of such written settlement by parties that may have an interest in the settlement.

(f) The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the deposited Preferred Shares or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from gross negligence or willful misconduct of the Depositary. The Depositary undertakes, and any Registrar shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Deposit Agreement, and no implied covenants or obligations shall be read into this Agreement or imposed upon the Depositary or any Registrar.

(g) The Depositary, its parent, affiliate, or subsidiaries, any Depositary’s Agent, and any Registrar may own, buy, sell or deal in any class of securities of the Company and its affiliates and in Receipts or Depositary Shares or become pecuniarily interested in any transaction in which the Company or its affiliates may be interested or contract with or lend money to or otherwise act as fully or as freely as if it were not the Depositary or the Depositary’s Agent hereunder. The Depositary may also act as transfer agent or registrar of any of the securities of the Company and its affiliates or act in any other capacity for the Company or its affiliates.

(h) It is intended that neither the Depositary nor any Depositary’s Agent shall be deemed to be an “issuer” of the securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary and any Depositary’s Agent are acting only in a ministerial capacity as the Company’s Depositary for the deposited Preferred Shares; provided, however, that the Depositary agrees to comply with all information reporting and withholding requirements applicable to it under law or this Deposit Agreement in its capacity as Depositary.

(i) Neither the Depositary (or its officers, directors, employees or agents) nor any Depositary’s Agent makes any representation or has any responsibility as to the validity of any registration statement pursuant to which the Depositary Shares may be registered under the Securities Act, the deposited Preferred Shares, the Depositary Shares, the Receipts (except its countersignature thereon) or any instruments referred to therein or herein, or as to the correctness of any statement made in any such registration statement or herein; provided, however, that the Depositary is responsible for its representations in this Deposit Agreement made by it and for the validity of any action taken or required to be taken by the Depositary in connection with this Deposit Agreement.

(j) The Company agrees that it will register the issuance of the Preferred Shares and the Depositary Shares to the extent required by applicable securities laws.

(k) Any instructions given by the Company to the Depositary orally shall be confirmed in writing by the Company as soon as practical. The Depositary shall not be liable for responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions that do not conform with the written confirmation received in accordance with this
Section 5.03(k).

SECTION 5.03a. Protections.

Depositary hereunder:

(a) shall only act solely as agent for the Company under this Deposit Agreement and owes no duties hereunder to any other person;

(b) shall have no duties or obligations other than those specifically set forth herein, or as may subsequently be agreed to in writing by the parties;

(c) shall have no obligation to make payment hereunder unless the Company shall have provided the necessary federal or other immediately available funds or securities or property, as the case may be, to pay in full amounts due and payable with respect thereto;

(d) shall not be obligated to take any legal action hereunder; if, however, Depositary determines to take any legal action hereunder, and, where the taking of such action might in Depositary’s judgment subject or expose it to any expense or liability, Depositary shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

(e) may rely on and shall be authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission, or other document or security delivered to Depositary and believed by Depositary to be genuine and to have been signed by the proper party or parties;

(f) may rely on and shall be authorized and protected in acting or failing to act upon the written, telephonic, electronic and oral instructions, with respect to any matter relating to Depositary’s actions as depositary covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Company;

(g) may consult counsel satisfactory to it, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by Depositary hereunder in good faith and in accordance with the advice of such counsel;

(h) shall not be called upon at any time to advise any person with respect to the Preferred Shares or Receipts; and

(i) shall not be liable or responsible for any recital or statement contained in any documents relating hereto or the Preferred Shares or Receipts.

SECTION 5.04. Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary hereunder by notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided. The Depositary may at any time be removed by the Company by notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

(a) In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor depositary, which shall be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000. If a successor depositary shall not have been appointed in 60 days, the resigning Depositary at the expense of the Company may petition a court of competent jurisdiction to appoint a successor depositary. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Company, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all rights, title and interest in the deposited Preferred Shares and any moneys or property held hereunder to such successor and shall deliver to such successor a list of the record holders of all outstanding Receipts. Any successor depositary shall promptly mail notice of its appointment to the record holders of Receipts.

(b) Any corporation or association into or with which the Depositary may be merged, consolidated or converted shall be the successor of such Depositary without the execution or filing of any document or any further act. Such successor depositary may execute the Receipts either in the name of the predecessor depositary or in the name of the successor depositary.

SECTION 5.05. Notices, Reports and Documents. The Company agrees that it will deliver to the Depositary, and the Depositary will, promptly after receipt thereof, transmit to the record holders of Receipts, in each case at the address recorded in the Depositary’s books, copies of all notices and reports (including financial statements) required by law, by the rules of any national securities exchange upon which the Preferred Shares, the Depositary Shares or the Receipts are included for quotation or listed or pursuant to a written instruction from the Company to be furnished by the Company to holders of the deposited Preferred Shares and, if requested by the holder of any Receipt, a copy of this Deposit Agreement, the form of Receipt, the Declaration of Trust as amended, and the form of Preferred Shares. Such transmission will be at the Company’s expense and the Company will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the record holders of Receipts at the Company’s expense such other documents as may be requested by the Company.

SECTION 5.06. Indemnification by the Company. The Company agrees to indemnify the Depositary, any Depositary’s Agent and any Registrar against, and hold each of them harmless from, any liability, costs and expenses (including reasonable attorneys’ fees) that may arise out of, or in connection with, its acting as Depositary, Depositary’s Agent or Registrar, respectively, under this Deposit Agreement and the Receipts, except to the extent such liability shall have been determined by a court of competent jurisdiction to be a result of the willful misconduct, gross negligence or bad faith on the part of any such person or persons. The obligations of the Company set forth in this Section 5.06 shall survive any succession of any Depositary, Registrar or Depositary’s Agent or termination of this Deposit Agreement.

SECTION 5.07. Fees, Charges and Expenses. No charges and expenses of the Depositary or any Depositary’s Agent hereunder shall be payable by any person, except as provided in this Section 5.07. The Company shall pay all transfer and other taxes and governmental charges arising solely from the existence of this Deposit Agreement. The Company shall also pay all fees and expenses of the Depositary in connection with the initial deposit of the Preferred Shares and the initial issuance of the Depositary Shares evidenced by the Receipts, any redemption of the Preferred Shares at the option of the Company and all withdrawals of the Preferred Shares by holders of Depositary Shares. If a holder of Receipts requests the Depositary to perform duties not required under this Deposit Agreement; provided however, such requests must be confirmed in writing by the Company and must be reasonable and acceptable to the Depositary, the Depositary shall notify the holder of the cost of the performance of such duties prior to the performance thereof. Such holder will be liable for the charges and expenses related to such performance. All other fees and expenses of the Depositary and any Depositary’s Agent hereunder and of any Registrar (including, in each case, fees and expenses of counsel) incident to the performance of their respective obligations hereunder will be promptly paid as previously agreed between the Depositary and the Company. The Depositary shall present its statement for fees and expenses to the Company every quarter or at such other intervals as the Company and the Depositary may agree.

ARTICLE VI

AMENDMENT AND TERMINATION

SECTION 6.01. Amendment. The form of the Receipts and any provision of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and upon the delivery of a certificate from an appropriate officer of the Company stating that the proposed amendment is in compliance with the terms of this Section 6.01, the Depositary in any respect that they may deem necessary or desirable; provided, however, that no such amendment (other than any change in the fees of any Depositary, Registrar or Transfer Agent) which (i) shall materially and adversely alter the rights of the holders of Receipts or (ii) would be materially and adversely inconsistent with the rights granted to the holders of the Preferred Shares pursuant to the Declaration of Trust as amended by the Amendment to the Declaration shall be effective unless such amendment shall have been approved by the holders of at least a majority of the Depositary Shares then outstanding. In no event shall any amendment impair the right, subject to the provisions of Section 2.06 and Section 2.07 and Article III, of any

holder of any Depositary Shares to surrender the Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the deposited Preferred Shares and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. Every holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by this Deposit Agreement as amended thereby.

SECTION 6.02. Termination. (a) This Deposit Agreement may be terminated by the Company upon not less than 30 days’ prior written notice to the Depositary if (i) such termination is necessary to preserve the Company’s status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (or any successor provision), or (ii) the holders of a majority of the Preferred Shares consent to such termination, whereupon the Depositary shall deliver or make available to each holder of a Receipt, upon surrender of the Receipt held by such holder, such number of whole or fractional deposited Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipt, together with any other property held by the Depositary in respect of such Receipt. In the event that this Deposit Agreement is terminated pursuant to clause (i) of the immediately preceding sentence, the Company hereby agrees to use its reasonable best efforts to list the Preferred Shares issued upon surrender of the Receipt evidencing the Depositary Shares represented thereby on a national securities exchange. This Deposit Agreement will automatically terminate if (x) all outstanding Depositary Shares shall have been redeemed pursuant to Section 2.03 or (y) there shall have been made a final distribution in respect of the deposited Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Receipts entitled thereto.

(b) Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, any Depositary’s Agent and any Registrar under Section 5.06 and Section 5.07.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Counterparts. This Deposit Agreement may be executed in any number of counterparts and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Copies of this Deposit Agreement shall be filed with the Depositary and the Depositary’s Agents and shall be open to inspection during business hours at the Office and the respective officer of the Depositary’s Agents, if any, by any holder of a Receipt.

SECTION 7.02. Exclusive Benefits of Parties. This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

SECTION 7.03. Invalidity of Provisions. In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

SECTION 7.04. Notices. (a) Any and all notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by telegram or facsimile transmission (once receipt of such notice by mail, telegram or facsimile is confirmed by the Company), addressed to the Company at:

WEINGARTEN REALTY INVESTORS

2600 Citadel Plaza Drive Suite 300

Houston, Texas 77008

Attention: Corporate Secretary

Telephone Number: (713) 866-6000

Facsimile: (713) 866-6072

or at any other address of which the Company shall have notified the Depositary in writing.

(b) Any notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by telegram or telex or telecopier (once receipt of such notice by mail, telegram or facsimile is confirmed by the Depositary), addressed to the Depositary at the Office to the attention of the Legal Department (telephone: (201) 680-2198; facsimile: (201) 680-4610) with a copy to: Mellon Investor Services LLC, 600 North Pearl St., Suite 1010, Dallas, TX 75201, Attention: Mona Vorhees (telephone: (214) 922-4436; facsimile: (214) 922-4455).

(c) Any notices given to any record holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by telegram or telex or telecopier confirmed by letter, addressed to such record holder at the address of such record holder as it appears on the books of the Depositary or, if such holder shall have filed with the Depositary in a timely manner a written request that notices intended for such holder be mailed to some other address, at the address designated in such request.

(d) Delivery of a notice to the Company or the Depositary sent by mail, or by telegram or telex or telecopier shall be deemed to be effected at the time when verbal or written confirmation is received by the person or entity delivering such notice. The Depositary or the Company may, however, act upon any notice sent by mail, telegram, telex or telecopier received by it from the other or from any holder of a Receipt, notwithstanding that such notice shall not subsequently be confirmed as aforesaid.

SECTION 7.05. Depositary’s Agents. The Depositary may from time to time appoint Depositary’s Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents. The Depositary will notify the Company of any such action.

SECTION 7.06. Holders of Receipts Are Parties. The holders of Receipts from time to time shall be deemed to be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof.

SECTION 7.07. Governing Law. This Deposit Agreement and the Receipts and all rights hereunder and thereunder, provisions hereof and thereof shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws.

SECTION 7.08. Inspection of Deposit Agreement. Copies of this Deposit Agreement shall be filed with the Depositary and the Depositary’s Agents and shall be open to inspection during business hours at the Office and the respective offices of the Depositary’s Agents, if any, by any holder of any Receipt.

SECTION 7.09. Assignment. This Deposit Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that consent will not be required for an assignment to an MIS affiliate. Any attempted assignment in violation of the foregoing will be void.

SECTION 7.10. Headings. The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit B hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

IN WITNESS WHEREOF, Weingarten Realty Investors and Mellon Investor Services LLC have duly executed this Deposit Agreement as of the day and year first above set forth and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

WEINGARTEN REALTY INVESTORS

By:
Authorized Officer

MELLON INVESTOR SERVICES LLC

By:
Authorized Signatory

EXHIBIT A

STOCK SUBJECT TO THE AGREEMENT

Class of Stock	Number of Authorized Shares/Receipts	Number of Authorized Shares/Receipts Issued and Outstanding (including Treasury Shares/Receipts)	Number of Authorized Shares/Receipts Reserved for Future Issuance Under Existing Agreements
6.50% Series F Cumulative Redeemable Preferred Shares	80,000	80,000	0

Depositary Shares	8,000,000	8,000,000	0

EXHIBIT B

Form of Depositary Receipt

Attached.

EXHIBIT C

DOCUMENTS AND NOTIFICATIONS TO BE DELIVERED TO MIS

Concurrently with the execution of this Deposit Agreement, to the extent not previously provided by the Company to MIS, the Company shall provide MIS with the following:

1. An adequate supply of Preferred Share certificates and Receipts.

2. A copy of the resolutions adopted by the Board of Trust Managers of the Company appointing or authorizing the appointment of MIS as Registrar, Transfer Agent and Registrar and Dividend Disbursing Agent for the Preferred Shares and the Receipts, duly certified by the Secretary or Assistant Secretary of the Company under the corporate seal.

3. A certificate of the Secretary or an Assistant Secretary of the Company, under its corporate seal, stating as follows:

a) this Deposit Agreement has been executed and delivered pursuant to the authority of the Company’s Board of Trust Managers;

b) the attached specimen Preferred Share certificate(s) and Receipt(s) are in substantially the form submitted to and approved by the Company’s Board of Trust Managers for current use;

c) no Preferred Shares or Receipts have been reserved for future issuance except as set forth on the attached list of existing agreements pursuant to which Preferred Shares or Receipts have been reserved for future issuance, which list specifies the number of reserved Preferred Shares and Receipts subject to each such existing agreement and the substantive provisions thereof.

d) no Preferred Shares or Receipts are outstanding;

e) the name of each stock exchange upon which any of the Preferred Shares or Receipts are listed and the number and identity of the Preferred Shares or Receipts so listed;

f) the name and address of each co-Transfer Agent, Registrar (other than MIS) or co-Registrar for any of the Preferred Shares or Receipts and the extent of its appointment, or there are no co-Transfer Agents, Registrars (other than MIS) or co-Registrars for any of the Preferred Shares or Receipts; and

g) the officer(s) of the Company, who executed this Deposit Agreement as well as any certificates or papers delivered to MIS pursuant to this Deposit Agreement, were validly elected or appointed to, and are the incumbents of, the offices they purported to hold at the time of such execution and delivery, are authorized to execute this Deposit Agreement as well as all other certificates or papers delivered hereunder, and that their signatures on all such documentation are genuine.

Such Secretary’s certificate shall contain a certificate of an officer of the Company, other than the officer executing the Secretary’s certificate, stating that the person executing the Secretary’s certificate was validly elected to, and is the Secretary or an Assistant Secretary of the Company and that his signature on the certificate is genuine.

4. Opinion of counsel for the Company, addressed to MIS, to the effect that:

a) the Preferred Shares and Receipts issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable;

b) the Preferred Shares and Receipts issued and outstanding on the date hereof have been duly registered under the Securities Act of 1933, as amended, and such registration has become effective, or are exempt from such registration; and have been duly registered under the Securities Exchange Act of 1934, as amended, or are exempt from such registration; and

c) the execution and delivery of this Deposit Agreement do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the charter or the by-laws of the Company, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which the Company is a party or by which it is bound and this Agreement is enforceable against the Company in accordance with it terms, except as limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally.

The Company further agrees to deliver an opinion of counsel as provided in this Exhibit C, Sections 4(a) and (b), upon any future original issuance of Preferred Shares or Receipts for which MIS will act as transfer agent hereunder.